Exhibit 23.1

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of CBS Corporation (formerly known as Viacom Inc.) of our report dated March 15, 2005, except for Notes 2 and 14, as to which the date is November 18, 2005,  relating to the financial statements,  financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K of Viacom Inc. dated November 21, 2005.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 1, 2006